EXHIBIT 10.2

SUPPLY AGREEMENT

BETWEEN

ACORDA THERAPEUTICS, INC.

AND

BIOGEN IDEC INTERNATIONAL GMBH

CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.  SUCH OMITTED PORTIONS, WHICH ARE MARKED WITH BRACKETS [       ] AND AN ASTERISK*, HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

TABLE OF CONTENTS

SUPPLY AGREEMENT		1
W I T N E S S E T H:		1
1.	DEFINITIONS	1
2.	COORDINATION; SUPPLY CHAIN MANAGEMENT	5
2.1	Relationship Managers	5
2.2	Joint Manufacturing Committee.	5
2.3	Meetings	6
2.4	Decision Making; Authority.	6
2.5	Third Party Manufacturers	7
3.	SUPPLY	7
3.1	Exclusive Supply	7
3.2	General Scope of Services	7
3.3	Quality Agreement	7
3.4	Third Party Manufacturers	7
4.	FORECASTS AND ORDERS	8
4.1	Forecast	8
4.2	Long-Term Forecast.	8
4.3	Amending Forecasts	8
4.4	Launch Stocks	9
4.5	Purchase Orders.	9
4.6	Fulfillment of Purchase Orders	9
4.7	Supply Uncertainty	10
4.8	Safety Stock	10
5.	PRODUCTION	11
5.1	Specifications.	11
5.2	Changes to the Specifications, Processing or the Facility.	11
5.3	Quality Assurance.	12

5.4	Preservation of Samples	14
6.	DELIVERY AND PAYMENT	14
6.1	Delivery	14
6.2	Price and Reimbursements	14
6.3	Elan Compensating Payment and Acorda Costs.	14
6.4	Remittance of Payments	14
6.5	Tax Withholding	15
6.6	VAT	15
7.	REGULATORY	15
7.1	Information Provided to Manufacturers	15
7.2	Governmental Inspection	16
7.3	Right of Inspection	16
7.4	Records.	16
8.	REPRESENTATIONS AND WARRANTIES	17
8.1	Mutual Representations and Warranties	17
8.2	Additional Representations and Warranties of Acorda	17
8.3	Additional Covenants of Acorda	17
8.4	Disclaimer	18
8.5	Limitation of Damages.	18
9.	CONFIDENTIALITY	19
10.	TERM AND TERMINATION	19
10.1	Term	19
10.2	Termination.	19
10.3	Rights Upon Termination.	19
10.4	Effect of Termination	20
10.5	Survival	20
11.	GOVERNING LAW	20
11.1	Governing Law	20
11.2	Dispute Resolution	20
12.	MISCELLANEOUS	20
12.1	Notices	20
12.2	Entire Agreement	21
12.3	Amendment and Waiver	21

2

12.4	No Implied Waivers.	21
12.5	Order of Precedence	21
12.6	Covenant of Further Assurances	22
12.7	Relationship	22
12.8	Severability	22
12.9	Assignment	22
12.10	Force Majeure	22
12.11	Export Compliance	22
12.12	Performance by Affiliates and Third Party Distributors	23
12.13	Counterparts and Facsimile Signatures.	23
Exhibit A	Acorda Supply Agreements	1

3

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) is entered into as of the 30th day of June 2009 (the “Effective Date”) by and between Acorda Therapeutics, Inc., a company organized under the laws of the State of Delaware with its principal place of business at 15 Skyline Drive, Hawthorne, New York 10532, USA (“Acorda”), and Biogen Idec International GmbH, a company organized under the laws of Switzerland, with its principal place of business at Landis & Gyr Strasse 3, CH-6300 Zug, Switzerland (“Licensee”) (hereinafter, each of Licensee and Acorda, a “Party” and, collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, Acorda and Licensee have entered into a Collaboration and License Agreement of even date herewith (the “License Agreement”) pursuant to which the Parties will jointly develop Product;

WHEREAS, Licensee desires to obtain supplies of Product and Acorda is willing to supply Product to Licensee, on such terms and conditions as are set forth herein.

NOW THEREFORE, in consideration of the foregoing premises, which are incorporated into and made a part of this Agreement, and of the mutual covenants which are recited herein, the Parties agree as follows:

1.	DEFINITIONS

Capitalized terms used herein and not defined shall have the meaning given thereto in the License Agreement.  Other terms are defined as follows:

1.1 “Acorda” shall have the meaning set forth in the Preamble.

1.2 “Acorda Supply Agreements” shall have the meaning set forth in Section 3.4.

1.3 “Affiliate” shall mean any Person who directly or indirectly controls or is controlled by or is under common control with another Person.  For purposes of this definition, “control” or “controlled” means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest, in the case of any other type of legal entity, or status as a general partner in any partnership.  The Parties acknowledge that, in the case of certain entities organized under the laws of certain countries, the maximum percentage ownership permitted by Law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence; provided, that such foreign investor has the power to direct the management and policies of such entity.

1.4 “Agreement” shall have the meaning set forth in the Preamble.

1.5 “Batch” shall mean a specific quantity of Product that is produced according to a single manufacturing order during the same cycle of manufacture.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

1.6 “Breaching Party” shall have the meaning set forth in Section 10.2(a).

1.7 “Business Day” shall mean a day other than Saturday or Sunday on which the banks in New York, New York and Boston, Massachusetts are open for business.

1.8 “Calendar Quarter” shall mean a calendar quarter ending on the last day of March, June, September or December.

1.9 “Calendar Year” shall mean a period of time commencing on January 1 and ending on the following December 31.

1.10 “cGMP” shall mean current Good Manufacturing Practices and standards as provided for in the United States Code of Federal Regulations, and the requirements thereunder imposed by the FDA, all promulgated and published, and in EC Directive 91/356/EEC of 13 June 1991 as well as EC Directives 2003-94-EC and 2005-28-EC and in accordance with industry practices.

1.11 “Documentation” shall have the meaning set forth in Section 5.3(b).

1.12 “Effective Date” shall mean that date set forth in the Preamble.

1.13 “Elan” shall mean Elan Pharma International Limited, its successors and assigns and, as applicable, its Affiliates.

1.14 “Elan Compensating Payment” shall mean the amount paid or payable to Elan pursuant to Section 9.5 of the Elan Supply Agreement.

1.15 “Elan Consent” means the consent among Acorda, Licensee and Elan, dated on or about the Effective Date.

1.16 “Elan Supply Agreement” shall mean the Supply Agreement between Elan and Acorda, dated September 26, 2003, as amended from time to time.

1.17 “EMEA” shall mean the European Medicines Agency or any successor agency thereof.

1.18 “EU” shall mean the European Union, as it may be expanded or contracted from time to time, Iceland, Liechtenstein and Norway.

1.19  “Expert Panel” shall have the meaning given to it in the License Agreement Disputes between the Parties under this Agreement that are eligible to be referred to an Expert Panel shall be resolved in accordance with the provisions set forth in Section 3.5(c)(iii) of the License Agreement.

1.20 “Facility” shall mean Elan’s manufacturing facility in Monksland, Athlone, Co. Westmeath, Ireland, or such other facility as Acorda or its Third Party manufacturers may use to perform Acorda’s obligations under this Agreement.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

1.21 “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

1.22 “Firm Period” shall have the meaning set forth in Section 4.1(a).

1.23 “Forecast” shall have the meaning set forth in Section 4.1.

1.24 “JMC” shall have the meaning set forth in Section 2.2.

1.25 “Latent Defect” shall have the meaning set forth in Section 5.3(c).

1.26 “Launch Stocks” shall mean the quantities of stocks of the Product required by Licensee, as determined in accordance with Section 4.4, in relation to the launch of the Product following Regulatory Approval in a Major Market Country.

1.27 “Law” shall mean any law, statute, rule, regulation, government agency guidance, ordinance or other pronouncement having the effect of law, of any federal, national, multinational, state, provincial, county, city or other political subdivision, including (a) cGMP, good clinical practices and adverse event reporting requirements, guidance from the International Conference on Harmonization or other generally accepted conventions, and all other rules, regulations and requirements of the FDA and other applicable Regulatory Authorities, (b) the Foreign Corrupt Practices Act of 1977, as amended, or any comparable laws in any country, and (c) all export control laws.

1.28 “License Agreement” shall have the meaning set forth in the Preamble.

1.29 “Licensee” shall have the meaning set forth in the Preamble.

1.30 “Major Market Countries” shall mean the United Kingdom, France, Germany, Italy, Spain and Japan.

1.31 “NDA” shall mean a New Drug Application filed with the FDA or similar foreign application or submission for Regulatory Approval, including a MAA.

1.32 “Non-Breaching Party” shall have the meaning set forth in Section 10.2(a).

1.33 “Party” and “Parties” shall have the respective meanings set forth in the Preamble.

1.34  “Person” shall mean any individual, limited or general partnership, corporation, limited liability company, joint venture, unincorporated organization or association, any trust, governmental body, authority, bureau or agency, or any other entity or body.

1.35 “Process” or “Processing” shall mean the act of preparation, filling, testing, packaging, labeling and any other pharmaceutical manufacturing procedures, or any part thereof (including, but not limited to, product or process specifications, testing or test methods, raw material specifications or suppliers, equipment, etc.), relating to the Product.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

1.36 “Product” shall mean any Licensed Product (as defined in the License Agreement).

1.37 “Purchase Order” shall mean a written purchase order delivered by Licensee to Acorda for Products pursuant to this Agreement.

1.38 “Quality Agreement” shall mean a quality agreement entered into by Acorda and Licensee, or by Licensee and a Third Party manufacturer, as described in Section 3.3.

1.39 “Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the marketing and commercial sale of a pharmaceutical or biological product or medical device in a country or regulatory jurisdiction (including pricing and/or reimbursement approval in any country in which pricing and/or reimbursement approval is required by applicable Laws), including the FDA, the EMEA and foreign equivalents thereof.

1.40 “Second Source Agreement” shall have the meaning set forth in Section 8.3(b).

1.41 “Semi-Firm Period” shall have the meaning set forth in Section 4.1(a).

1.42 “Severed Clause” shall have the meaning set forth in Section 12.8.

1.43 “Specifications” shall mean (a) with respect to the bulk Licensed Product, the specifications for the bulk Licensed Product, as determined pursuant to the Elan Supply Agreement and Section 6.3 of the Elan License Agreement and as may be amended in accordance with Section 5.1 of this Agreement, and (b) with respect to the packaging and labeling for orders of the Licensed Product for sale in a particular country in the Territory, the specifications therefor mutually agreed upon by the Parties in accordance with Section 5.1(b).

1.44 “Supply Shortage” shall have the meaning set forth in Section 4.7.

1.45 “Term” shall have the meaning set forth in Section 10.1.

1.46 “Third Party” shall mean any Person who is not a Party or an Affiliate under this Agreement.

1.47 “Transfer Price” shall mean the price Acorda’s Third Party manufacturer(s) invoices Acorda for Product Manufactured by such Third Party manufacturer(s) supplied to Licensee pursuant to the agreement(s) between Acorda and such manufacturer(s).

1.48 Construction.  In construing this Agreement, unless expressly specified otherwise;

(a) references to Sections and Exhibits are to sections of, and exhibits to, this Agreement;

(b) except where the context otherwise requires, use of either gender includes the other gender, and use of the singular includes the plural and vice versa;

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

(c) headings and titles are for convenience only and do not affect the interpretation of this Agreement;

(d) any list or examples following the word “including” shall be interpreted without limitation to the generality of the preceding words;

(e) except where the context otherwise requires, the word “or” is used in the inclusive sense;

(f) all references to “dollars” or “$” herein shall mean U.S. Dollars; and

(g) each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

2.	COORDINATION; SUPPLY CHAIN MANAGEMENT

2.1 Relationship Managers.  Each Party shall appoint a manufacturing logistics and quality assurance manager to support the Parties’ respective manufacturing activities, and to function as a liaison with the other Party’s manufacturing logistics and quality assurance manager on matters relating to the manufacture and supply of the Product pursuant to this Agreement.

2.2 Joint Manufacturing Committee.

(a) The Parties shall establish a joint manufacturing committee (“JMC”) to oversee the supply of Product to Licensee in accordance with this Agreement.  The JMC shall consist of three (3) representatives designated by each Party.  One (1) representative from each Party shall alternate in acting as the chairperson of the JMC for one Calendar Year term, with Acorda’s representative chairing the JMC for the first Calendar Year.  The chairperson shall not have any greater authority than any other representative on the JMC.  As soon as practicable following the Effective Date (but in no event more than thirty (30) days following the Effective Date), each Party shall designate its initial representatives on the JMC.  Each Party shall be free to change its representatives on notice to the other or to send a substitute representative to any JMC meeting; provided, however, that each Party shall ensure that at all times during the existence of the JMC, its representatives on such committee are appropriate in terms of seniority and expertise with respect to the manufacturing of pharmaceutical products and have the authority to bind such Party with respect to matters within the purview of the JMC.  Except as expressly provided in this Agreement, the JMC shall have no authority to bind the Parties hereunder and the JMC shall report to the JSC, subject to Section 2.4 of this Agreement.

(b) The JMC shall be responsible for (i) managing the supply chain for Product in the Territory; (ii) monitoring logistical strategies, capacity planning and inventory levels for the Product for Commercialization in the Field in the Territory; and (iii) providing a forum for the Parties to discuss any material quality-related issues concerning the Product.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

(c) The appointment of members of the JMC is a right of each Party and not an obligation and shall not be a “deliverable” as referenced in any existing authoritative accounting literature.  Each Party shall be free to determine not to appoint members to the JMC.  If a Party does not appoint members of the JMC, it shall not be a breach of this Agreement, nor shall any consideration be required to be returned, and unless and until such persons are appointed, all decisions and obligations within the purview of the committee shall henceforth be handled directly between the Parties; provided, that in the event of any disputes between the Parties, the dispute resolution procedures set forth in Section 2.4(a) shall continue to apply (substituting in such provision references to “the Parties” instead of “the JMC”).

2.3 Meetings.   The JMC shall hold at least one (1) meeting per Calendar Quarter at such times during such Calendar Quarter as the chairperson elects to do so.  Meetings of the JMC shall be effective only if at least one (1) representative of each Party is present or participating.  The JMC may meet either (a) in person at either Party’s facilities or at such locations as the Parties may otherwise agree or (b) by audio or video teleconference; provided, that no less than one (1) meeting of the JMC during each Calendar Year shall be conducted in person.  Other representatives of each Party involved with the Product may attend meetings as non-voting participants, subject to the confidentiality provisions set forth in this Agreement.  Additional meetings of the JMC may also be held with the consent of each Party, or as required under this Agreement, and neither Party shall unreasonably withhold its consent to hold such additional meetings.  Each Party shall be responsible for all of its own expenses incurred in connection with participating in the JMC meetings.

2.4 Decision Making; Authority.

(a) Approval by the JMC.  Subject to the provisions of this Section 2.4, the JMC shall approve matters before it only following a unanimous vote, with each Party having one (1) vote.  If the JMC fails to reach unanimous agreement on a matter before it for decision for a period in excess of thirty (30) days, the matter shall be referred to the JSC as constituted under and in accordance with the License Agreement and any dispute that may arise from such matter shall be resolved pursuant to the terms of Section 3.5 of the License Agreement.  Notwithstanding anything to the contrary in this Agreement or the License Agreement, neither any Party, the JSC nor any Expert Panel shall exercise its right to finally resolve a dispute pursuant to the License Agreement in a manner that (i) excuses such Party from any of its obligations specifically enumerated under this Agreement, (ii) negates any consent rights or other rights specifically allocated to the other Party under this Agreement, (iii) would cause Acorda to breach an Acorda Third Party Agreement (including any Acorda Supply Agreement) or to require any Third Party to take any actions not required to be performed by such Third Party under any Acorda Third Party Agreement, (iv) increases the Development Plan costs for the other Party for a given Calendar Year by more than [*****] above the then current Development Budget for the Calendar Year, or (v) would require either Party (or require Acorda to require a Third Party)  to perform any act that it (or such Third Party) reasonably believes to be inconsistent with any Law or any approval, order, policy or guidelines of a Regulatory Authority; provided, that, if such decision would require Acorda, in order to comply with such decisions, to compel the Third Party counterparty to an Acorda Third Party Agreement to perform any act or to refrain from performing any act, Licensee acknowledges and agrees that

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

Acorda shall only be obligated to use Commercially Reasonable Efforts to compel such activity or to refrain from performing such activity.  The JMC shall have only the powers assigned expressly to it in this Agreement and shall not have any power to amend, modify or waive compliance with this Agreement or the Acorda Third Party Agreements.

(b) No Limitation on Remedies.  Nothing in this Section 2.4 shall affect the right of a Party to exercise its rights or remedies for a breach of this Agreement by the other Party.

2.5 Third Party Manufacturers.  Where this Agreement provides that Acorda shall use Commercially Reasonable Efforts to obtain the consent of or response from one of its Third Party manufacturers, then, to the extent that Licensee has been allowed to interact directly with such Third party Manufacturer with respect to such matters, Licensee shall also be required to use Commercially Reasonable Efforts to obtain such result.

3.	SUPPLY

3.1 Exclusive Supply.  Except as expressly provided in this Agreement, Licensee shall exclusively purchase from Acorda all Product in order to meet Licensee’s and its Affiliates’ and Third Party Distributors’ requirements of the Product.

3.2 General Scope of Services.  Acorda shall use Commercially Reasonable Efforts to manufacture, or arrange for a Third Party(ies) to manufacture, and supply Licensee’s requirements of Product for use in the Field in the Territory pursuant to the License Agreement in final, packaged, labeled form; provided, however, that the foregoing shall be subject to Acorda’s and its Third Party manufacturer(s)’ capacity and ability to manufacture such quantities in their current manufacturing facilities, taking into account Acorda’s and such Third Party manufacturer(s)’ responsibilities to manufacture the Product for use outside the Territory or outside the Field and to manufacture other pharmaceutical products.

3.3 Quality Agreement.  Promptly after the Effective Date, the Parties shall negotiate and execute a “Quality Agreement” specifying the testing, storage, release, cGMP, regulatory and other quality assurance requirements relating to manufacture and shipment of Product by or on behalf of Acorda under this Agreement. To the extent that Acorda or an Acorda Third Party manufacturer supplying Product hereunder reasonably requests, Licensee shall also enter into a “Quality Agreement” with such Third Party manufacturer regarding supply of Product.

3.4 Third Party Manufacturers.  Licensee acknowledges and agrees that the provisions set forth in this Agreement are subject to the requirements and limitations of the agreements set forth in Exhibit A, including the Elan Supply Agreement (collectively, such agreements, the “Acorda Supply Agreements”).  Exhibit A may be updated by Acorda from time to time after the date hereof upon Acorda providing to Licensee true and correct copies of any additional agreements to be listed on such Exhibit A; provided, however, that Acorda shall, prior to executing or otherwise agreeing to be bound by any such additional agreement, (i) supply material drafts, including the final draft, of such agreement to Licensee for its review, (ii) allow Licensee to comment on such draft within a reasonable period of time following Licensee’s

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

receipt; and (iii) reasonably consider, in good faith, Licensee’s comments to such draft (but Licensee shall not have the right to approve such agreement).

4.	FORECASTS AND ORDERS

4.1 Forecast.  Commencing [*****] prior to the anticipated date of first Regulatory Approval in any Major Market Country, Licensee shall submit to Acorda on or before the first Business Day of each month a [*****] rolling forecast that sets forth the total quantity of Product for supply that Licensee either has ordered, desires to order, or expects to order from Acorda within the next [*****] period (the “Forecast”). In the Forecast, Licensee shall include a breakdown of the total quantity of Product forecast on a month-by-month and country-by-country basis.

(a) Firm Period and Semi-Firm Period.  Once Regulatory Approval for the Product has been received in a Major Market Country or the United States, the monthly breakdown of the [*****] of the Forecast shall include a firm, irrevocable order for the first [*****] of the Forecast (“Firm Period”), which shall be the subject of a binding Purchase Order delivered in accordance with Section 4.5.  For purposes of clarity, in the event that a Forecast delivered to Acorda in accordance with the terms of this Agreement lists a total quantity of Product for supply for each of the first [*****] of such Forecast as zero (0), the Firm Order for such [*****] period shall be for a quantity of zero (0).  The next [*****] of the Forecast period shall be a semi-firm period that is non-binding (“Semi-Firm Period”); provided, that, subject to Section 4.3(c), if Licensee requests more than a [*****] increase in the ordered quantities of Product for such Semi-Firm Period, Acorda shall have the right to change the lead time for delivery of the Product if such a change is commercially reasonable given the increase in ordered Product quantity.  The remainder of the Forecast is non-binding.

4.2 Long-Term Forecast.  Not later than July 1st in each Calendar Year, Licensee shall provide Acorda a [*****] forecast of its estimated requirements of the Product, broken down on an annual basis.  For the avoidance of doubt, except with respect to any Firm Period included in such [*****] forecast and subject to Section 4.3(c), any long-term forecast provided by Licensee under this Section 4.2 shall be non-binding.

4.3 Amending Forecasts.  Any portion of the Forecast that is not a Firm Period is to be considered an estimated forecast to be used for planning purposes, and shall not be construed as a firm commitment by Licensee to Acorda; rather, it can be increased or reduced by Licensee from time to time; provided, however, that (a) Licensee may not decrease the quantities specified in any Forecast with respect to any Firm Period; (b) if Licensee increases the quantities specified in any Forecast with respect to any Firm Period, Acorda shall use Commercially Reasonable Efforts (having regard to its and its Third Party manufacturers’ manufacturing capacity and ability), but shall not be obligated, to supply such additional Product; and (c) Licensee may not increase or decrease by more than [*****] in the aggregate the amount of Product required in a Calendar Quarter compared to the previous Calendar Quarter, except for Launch Stocks or unless otherwise agreed by Acorda.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

4.4 Launch Stocks. At least [*****] prior to an anticipated Regulatory Approval in a Major Market Country, the Parties shall discuss and agree upon the manufacture and purchase of specific quantities of Launch Stocks for launch of the Product in the applicable Major Market Country.  Launch Stocks shall be ordered not later than [*****] from receipt by Licensee of an approval letter from a Regulatory Authority in respect of an NDA in a Major Market Country.

4.5 Purchase Orders.

(a) General.  Licensee shall accompany its monthly update of the Forecast with a Purchase Order for each Firm Period for which Product has not been previously ordered or for which additional Product is required; provided, that in the event the Forecast contains a binding forecast for Launch Stocks pursuant to Section 4.4, the Purchase Order shall also contain an order for the Launch Stocks.  Each Purchase Order shall specify the Product ordered, the quantity of Product ordered and the time, manner and address of delivery, all of which shall be subject to this Article 4 and Section 6.1.  In order for the Product to be properly labeled and packaged, each such Purchase Order shall specify the countries in which the Product from such order shall be marketed or sold, the quantity of Product from such Purchase Order destined for each such country and the quantity of Product for promotional and sample use.  Each Purchase Order shall also specify the requested date of delivery and the delivery destination.

(b) Terms.  Purchase Orders issued by Licensee or its Affiliates shall be effective solely with respect to specifying the quantity, requested delivery date (subject to the terms of this Agreement) and means of shipment of the Product being ordered.  All other terms and conditions printed or included on such Purchase Orders shall be of no effect or force.

(c) Rejection of Purchase Orders.  Within [*****] of receipt, Acorda shall have the right to reject any Purchase Order issued by Licensee that Acorda reasonably believes to be materially inconsistent with the terms of this Agreement.  Subject to Acorda’s obligation set forth in Section 4.3 to use Commercially Reasonable Efforts to address fluctuations in Licensee’s Product demand, if Acorda reasonably believes that a Purchase Order is materially inconsistent with the forecasted quantities of the Firm Period and/or the Launch Stocks, it shall have the right to reject such Purchase Order; provided, that Acorda shall reject no Purchase Order solely on the basis of quantity so long as the quantity specified in such Purchase Order is within the amount required to be ordered hereunder.

4.6 Fulfillment of Purchase Orders.  Except as otherwise provided in this Agreement, Acorda shall use Commercially Reasonable Efforts to produce and supply to Licensee its requirements of the Product as set forth in and in response to Purchase Orders, within [*****] of the Purchase Order (or such later delivery date as set forth in the Purchase Order), or [*****] for Launch Stocks or samples (or such later delivery date as set forth in the Purchase Order and subject to any required extension due to the lead times of specific components of samples).  Notwithstanding the foregoing, Acorda shall have no obligation to supply Product, unless otherwise mutually agreed upon by the Parties:

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

(a) for any Firm Period, in excess of Licensee’s Forecast for such Firm Period (but Acorda will nevertheless use its Commercially Reasonable Efforts to fulfill Licensee’s requirements in excess of such amounts, having regard to its and its Third Party manufacturers’ manufacturing capacity and ability);

(b) for less than a minimum order of [*****] or such other minimum amount as may be required by Acorda’s Third Party manufacturers.

(c) in partial Batches;

(d) where Product is supplied by Elan and where [*****] of the Manufacturing Cost (as defined in the Elan Supply Agreement) would exceed the Transfer Price; provided, that in such case, Acorda shall use Commercially Reasonable Efforts to supply Product using a Second Source (as defined in the Elan Supply Agreement); or

(e) pursuant to a Purchase Order which does not conform in all material respects to the terms of this Agreement; provided, that, if Acorda does supply Product pursuant to such a Purchase Order in its absolute discretion, that fulfillment shall not affect Acorda’s right to refuse to fulfill any subsequent Purchase Order which does not comply in all material respects with this Agreement.

4.7 Supply Uncertainty.  Acorda shall, within [*****] after receipt of Licensee’ Forecast, notify Licensee if it becomes aware or believes that, based on the Forecasts submitted by Licensee, any shortage of supply of Product to Licensee will occur (such shortage, a “Supply Shortage”).  The Parties, through the JMC, shall discuss the reasons for the anticipated Supply Shortage.  Unless otherwise mutually agreed upon by the Parties, in the event Acorda has a Supply Shortage, available Product supply shall be allocated between the Parties on a pro-rata basis, each Party to receive a percentage of Product supply equal to the percentage of dosage units of Product purchased by such Party and its Affiliates during the previous [*****] period as compared to the aggregate dosage units of Product purchased by both Parties and their respective Affiliates during such period; provided, that, in the event the Supply Shortage occurs within the first Firm Period or the [*****] period following the first Firm Period, available Product supply shall be allocated between the Parties on a pro-rata basis based on the good faith forecasts submitted by each Party for such time period.  Nothing in this Section 4.7 shall limit, modify or replace Licensee’s remedies under this Agreement in the event of a Supply Shortage.

4.8 Safety Stock.  Licensee shall: (a) prior to the Regulatory Approval of Product in the Field in any country in the Territory and until [*****] after such Regulatory Approval, maintain, at its own risk and expense, Launch Stock of  [*****] supply of Product, measured, as of any date, based on Licensee’s Forecast; and (b) beginning [*****] after Regulatory Approval of Product in the Field in any country in the Territory has been obtained, maintain, at its own risk and expense, safety stock of [*****] supply of Product, measured, as of any date, by the Purchase Orders delivered to Acorda by Licensee during the immediately preceding [*****].

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

5.	PRODUCTION

5.1 Specifications.

(a) The Specifications for the bulk Licensed Product may, subject to the Acorda Supply Agreements and Section 6.3 of the Elan License Agreement, be amended by the JMC or as otherwise mutually agreed by the Parties.

(b) Licensee shall propose the necessary Specifications for packaging and labeling of the Product for each country in the Territory.  Acorda, in consultation with its Third Party manufacturers, shall review and approve all such Specifications for packaging and labeling, such approval not to be unreasonably withheld; provided, that, (i) such Specifications shall require Elan’s approval, which Acorda shall use Commercially Reasonable Efforts to obtain, and (ii) Acorda shall not be required to approve any Specifications if (A) such approval would be a violation under any Acorda Third Party Agreements or (B) Acorda reasonably believes that such Specifications would adversely affect the Commercialization or the specifications of the Licensed Product in the Acorda Territory.  Licensee shall bear [*****] costs and expenses to obtain approval of any Regulatory Authority in the Territory with respect to such packaging and labeling.

5.2 Changes to the Specifications, Processing or the Facility.

(a) Changes.  Acorda or its Third Party manufacturers may make such changes to the Specifications, Processing or the Facility as are required pursuant to applicable Law or to comply with Regulatory Approvals; provided, that Acorda shall have promptly notified Licensee upon Acorda becoming aware of such required change, and provided, further, that Licensee shall have the reasonable opportunity to dispute the necessity of such change prior to such change’s adoption by Acorda or its Third Party manufacturers.

(i) Changes Specific to Product in Territory.  Subject to Section 5.2(a), to the extent that changes to the Specifications, Processing and/or Facility are required pursuant to Law or Regulatory Approvals applicable solely to the Product in the Territory, costs incurred for such changes with respect to the Product in the Territory shall be paid [*****] by Licensee.

(ii) Changes Specific to Product in Acorda’s Territory.  To the extent that changes to the Specifications, Processing and/or Facility are required pursuant to Law or Regulatory Approvals applicable solely to the Product in the Acorda Territory, costs incurred for such changes with respect to the Product in the Acorda Territory shall be paid [*****] by Acorda; and, for clarity, nothing in this Agreement shall preclude Acorda from making any such changes.

(iii) Non-Specific or Joint Changes.  Subject to Section 5.2(a), to the extent that (A) changes to the Specifications, Processing and/or Facility are required pursuant to Law or Regulatory Approvals applicable to the Product worldwide; (B) Licensee requests that a change made pursuant to Section 5.2(a)(ii) be also made for the Product in the Territory; or (C) Acorda requests that a change made pursuant to Section 5.2(a)(i) be also made for the Product in the Acorda Territory, each Party shall pay [*****] of the costs incurred for such

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

changes, based upon the mutually agreed upon anticipated sales of Product, as between Acorda and Licensee, over the next [*****] period.

(b) Notice of Required Changes.  If either Party is notified of or otherwise learns of any change in Laws or Regulatory Approvals in any country in which a Party and/or its Affiliates or Licensee’s Third Party Distributors are, or are reasonably anticipating, marketing or selling the Product, which change would or could require a change to Specifications in such country, the notified Party shall promptly notify the other Party of such change in Laws or Regulatory Approvals and, if such change will affect the Product in the Territory, the Parties shall negotiate in good faith a written agreement regarding the extent and timing of such change.

(c) Changes Requested by Licensee.  Notwithstanding Section 5.1(a), if Licensee, on behalf of itself or any of its Affiliates, requests any change to Specifications which is not required by a change in Laws or Regulatory Approvals in any such country, Acorda may, in its discretion, consider such request.  Acorda shall consider such request in accordance with the License Agreement as a proposed amendment to the Development Plan or as a Development Collaboration Proposal.  All costs with respect thereto shall be borne as “Development Costs” in accordance with the License Agreement.  Licensee shall reasonably cooperate with Acorda and its Third Party manufacturers in obtaining any approvals necessary for such requested changes.

(d) Changes to the Process or Facility.  Licensee acknowledges that Elan has the right to change the Process or Facility pursuant to Section 3.6 of the Elan Supply Agreement.

5.3 Quality Assurance.

(a) Acorda shall use Commercially Reasonable Efforts to obtain from its Third Party manufacturer(s) supplying Product for Licensee representations and warranties for the benefit of Licensee that, as of the date of physical transfer of each order of Product to Licensee, such Product (i) was manufactured in accordance with cGMP and all applicable Laws in all material respects; (ii) conforms in all material respects to the applicable Specifications; and (iii) does not contain any material that would cause the Product to be adulterated or misbranded under applicable Law.

(b) Documentation.  Acorda or its Third Party manufacturer shall deliver with each shipment of Product (i) a Certificate of Analysis for the Product and (ii) the batch records for such Product (clauses (i) and (ii) of this sentence, collectively, the “Documentation”).

(c) Non-Conforming Product.  Subject to Elan’s rights under Clause 6 of the Elan Supply Agreement and the rights of the Second Source (as defined in the Elan Supply Agreement) under any Acorda Supply Agreement, including the mechanisms and time frames for the resolution of any disputes:

(i) Within (A) [*****] after delivery of an order of Product to Licensee or (B) [*****] of Licensee’s discovery of an issue with Product following Licensee’s acceptance of Product which issue cannot be ascertained by reviewing the Documentation or the exercise of reasonable diligence (including the performance of the routine testing protocol to be agreed in the Quality Agreement) by Licensee upon receipt of such Product

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

(such issue, a “Latent Defect”), Licensee shall notify Acorda in writing if such Product does not comply with the Specifications at the time of delivery to Licensee and shall provide Acorda with reasonable details of the alleged non-conformance and supporting evidence and upon Acorda’s request permit Acorda to re-test the Product.  Licensee shall only make such claims in good faith.  If Licensee does not make a claim within such [*****] period, Licensee shall be deemed to have accepted the Product.

(ii) If Acorda does not agree with the substantiating evidence provided by Licensee, Acorda shall provide Licensee with a written notice of such disagreement within twenty-five (25) days of receipt of Licensee’s notice of non-conformance, responding to Licensee’s claim.  The Parties shall use Commercially Reasonable Efforts to resolve such disagreement within ten (10) days of Licensee’s receipt of notice from Acorda of such disagreement.  In the event of an unresolved dispute as to (A) conformity of the Product with Specifications; or (B) whether defects in the Product are attributable to the negligent acts or omissions of Acorda or its Third Party manufacturers of Product, the Parties shall, within thirty (30) days after expiration of such ten (10) day period, appoint a mutually acceptable independent laboratory to undertake the relevant testing and its findings shall be conclusive and binding upon the Parties.  All costs relating to this process shall be borne solely by the Party whose testing was in error.

(iii) If the Parties agree or the independent laboratory’s analysis confirms that Licensee’s complaint was valid, Acorda shall use Commercially Reasonable Efforts to supply to Licensee, as promptly as reasonably practicable, the remaining quantity of the Product conforming to the relevant Specifications.  If Licensee has already paid for the conforming quantity of Product Acorda initially failed to supply, then such additional or replacement quantity shall be provided by Acorda at no additional cost to Licensee; otherwise, Acorda shall invoice Licensee for such conforming Product in accordance with Section 6.2.

(iv) Any nonconforming Product shall either be destroyed by Licensee or returned to Acorda for destruction by Acorda, according to Acorda’s instructions.  In the event that the nonconformity was solely due to a fault of Licensee, then Licensee shall bear all costs of such destruction or return and Licensee shall not be entitled to any credit as to the non-conforming Product; in the event that the nonconformity was solely due to a fault of Acorda, then Acorda shall bear all costs of such destruction or return; and otherwise, the Parties shall equally share such costs.

(v) The Product shelf-life shall be as set forth in the Technical Agreement (as defined in the Elan Supply Agreement).

(d) THE PROVISIONS HEREIN SHALL BE ACORDA’S EXCLUSIVE LIABILITY AND LICENSEE’S SOLE REMEDY WITH RESPECT TO ACORDA’S FAILURE TO SUPPLY THE ORDERED QUANTITIES OF PRODUCT CONFORMING TO THE SPECIFICATIONS AND THE WARRANTIES HEREUNDER.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

5.4 Preservation of Samples.  Licensee shall retain and store preservation samples from each lot number of Product received by Licensee hereunder for a period of no less than [*****] after the expiration date of the Product, in accordance with Law.

6.	DELIVERY AND PAYMENT

6.1 Delivery.  The delivery dates for Product shall be as mutually agreed upon by the Parties; provided, however, that any delivery date for any order of Product will be determined based on the manufacturing runs of Product scheduled by Acorda and its Third Party manufacturer(s) and any delay in delivery as a result of the scheduling of such manufacturing runs shall not be a breach of this Agreement by Acorda.  Acorda shall deliver Product ordered in the relevant Purchase Order, according to Incoterms 2000 EXW (“ex-works”) the Facility or a distribution warehouse designated by Acorda, in Acorda’s sole discretion.  Title to the delivered quantity of Product shall pass to Licensee or its designee upon such delivery.

6.2 Price and Reimbursements.  The price for Product shall be the Transfer Price.  Upon shipment of the Product, Acorda shall issue an invoice for such shipment.  Such invoice shall list separately those expenses subject to reimbursement by Licensee under this Agreement.

6.3 Elan Compensating Payment and Acorda Costs.

(a) Licensee shall pay Acorda the percentage of the Elan Compensating Payment that is equal to the percentage of Product supplied to Licensee that was manufactured by the Second Source (as defined in the Elan Supply Agreement).  If such Elan Compensating Payment is payable by Licensee, the calculation of such amount shall be included on an invoice from Acorda for such payment.

(b) All costs and expenses, including internal costs, incurred by Acorda or its Affiliates in connection with the supply of Product to Licensee, its Affiliates and Third Party Distributors hereunder shall be reimbursed by Licensee.

(c) For the sake of clarity, Licensee shall pay to Acorda, if applicable, any remaining amount which is payable to Elan pursuant to Section 9.3.3 of the Elan Supply Agreement, reflecting the difference between the amount due pursuant to the actual NSP (as defined in the Elan License Agreement) and the initial portion of the Transfer Price invoiced upon supply of the Licensed Product (based on the then-applicable Notional NSP, as defined in the Elan License Agreement).  Licensee shall pay Acorda such amount within thirty (30) days after the end of the relevant Calendar Quarter, or, if earlier, at least five (5) Business Days before such time as such payment is owed to Elan. To the extent that such difference is negative, reflecting an initial overpayment by Licensee, Acorda shall credit such difference against the price of Licensed Product to be supplied to Licensee to the extent of any credit provided by Elan.

6.4 Remittance of Payments.  For the first two (2) years following the first commercial sale of the Product in any country, all payments from Licensee to Acorda hereunder shall be due within forty-five (45) days after Licensee’s receipt of an invoice therefor.  Thereafter, payment shall be made within twenty (20) days after Licensee’s receipt of an invoice therefor.  Payments made more than twenty (20) days after the due date shall bear interest per

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

month in an amount equal to [*****] from the due date until paid in full or, if less, the maximum interest rate permitted by applicable Law.  Notwithstanding anything in this Section 6.4 to the contrary, no interest shall accrue on any payment disputed in good faith by Licensee until such payment dispute has been resolved, at which time, if Licensee is found to have erroneously withheld such payment, interest will be deemed to have accrued as of the due date.  In addition, Licensee shall reimburse Acorda for all costs and expenses, including reasonable attorney fees and legal expenses, incurred in the collection of late payments

6.5 Tax Withholding.  Licensee shall inform Acorda of any withholding tax obligation on payments due to Acorda under this Agreement as soon as Licensee becomes aware of the withholding tax obligation.  The Parties shall meet promptly thereafter to discuss how best to minimize the amount of such withholding tax obligation in accordance with Law, and Licensee shall take all reasonable and lawful steps to minimize the amount of any such withholding tax obligation.  The Parties agree to cooperate in good faith to provide one another with such documents and certifications as are reasonably necessary to enable Licensee and Acorda to minimize and/or recover any withholding tax obligation.  Upon Acorda’s request, Licensee shall provide to Acorda documentation of the payment of any withholding tax that is paid pursuant to this Section 6.5.

6.6 VAT.   All prices for the Product and other amounts in this Agreement are exclusive of any applicable value added or any other sales tax, for which Licensee will be additionally liable, if payable.

7.	REGULATORY

7.1 Information Provided to Manufacturers.  Acorda may fully disclose to its Affiliates and to its Third Party manufacturers of the Product hereunder (a) any Regulatory Approvals or other information necessary for such Affiliates or Third Party manufacturers to comply with any reporting requirements or to fulfill obligations under any supply agreement with Acorda; or (b) any information regarding non-conforming Products or safety issues regarding Products, including all communications with Regulatory Authorities with respect thereto.  Acorda shall promptly disclose to Licensee all materials described in clause (b) of the preceding sentence that could have a significant impact on Product in the Field in the Territory, including copies of the related communications with Regulatory Authorities disclosed by Acorda to Acorda’s Affiliates and Third Party manufacturers.  Subject to any relevant Third Party manufacturer’s consent, at either Party’s request, Licensee (and to the extent requested by either Party, its Affiliates and Third Party Distributors) shall participate in discussions with Acorda, its Affiliates and Third Party manufacturers regarding such Products or safety requests received from Regulatory Authorities.  Licensee shall, and shall ensure that its Affiliates and Third Party Distributors, otherwise cooperate with Acorda, its Affiliates and Third Party manufacturers to resolve any issues with respect to this Section 7.1.  Each Party shall, and shall ensure that its Affiliates and in the case of Acorda, its licensees (other than Licensee), and in the case of Licensee, its Third Party Distributors, provide information for the worldwide safety database referred to in Section 6.2(a) of the License Agreement as described in and required by such section.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

7.2 Governmental Inspection.  Each Party shall advise the other of any governmental communication, inspection or report which addresses or affects the Product promptly after becoming aware of it and the JMC shall take action at its next meeting (or, if applicable, the Parties as soon as practicable shall meet) to determine the Parties’ response to such governmental communication, inspection or report.

7.3 Right of Inspection.  No more than [*****] during the Term and upon thirty (30) days’ prior written notice to Acorda, Licensee shall have the right to inspect, during Acorda’s normal business, Acorda’s facilities (including, as permitted under any Acorda Supply Agreement, any Third Party manufacturer’s facilities) and documentation relating to Acorda’s performance hereunder; provided, that, to the extent Licensee identifies any issues during such inspections that would reasonably be expected to have a material adverse effect on Product for supply in the Territory, Licensee may, as permitted under the relevant Acorda Supply Agreement, conduct a follow-up inspection as reasonably necessary to assure quality of the Product and to conduct quality compliance audits (and enable any relevant Regulatory Authorities to do so, if necessary).  Acorda agrees to use Commercially Reasonable Efforts to correct, and cause to be corrected, all material deficiencies identified by Licensee.

7.4 Records.

(a) Financial Records.  Acorda shall maintain records with respect to its costs under this Agreement.  Specifically, Acorda shall maintain all of its records reasonably necessary to support charges to Licensee pursuant to Section 6.  To the extent Licensee reasonably believes that there has been an overcharge for any amounts due hereunder, [*****] all such records shall be available for inspection, audit and copying by Licensee’s independent Third Party auditors, upon reasonable request during normal business hours.  The results of such audit shall be made available to Acorda and shall be considered Acorda’s Confidential Information.  Licensee shall bear the costs of such audit, except as provided below.  If an audit under this Section 7.4(a) shows any overpayment by Licensee, Acorda shall remit to Licensee within thirty (30) days after the results of the audit are delivered, the amount of such overpayment and, if such overpayment exceeds five percent (5%) of the total amount owed for the period then being audited, the fees and expenses of Licensee’s auditors for such audit.  All such records shall be maintained for at least [*****] after the end of the Calendar Year to which such records relate, or such longer period as may be required by applicable Law.

(b) Product Records.  Acorda shall maintain all records necessary for it to comply with applicable Law with respect to its obligations under this Agreement.  All such records shall be available for inspection, audit and copying by Licensee and its representatives and agents, including Licensee’s auditors, at no cost to Licensee, upon reasonable request during normal business hours.  All such records shall be maintained for the longest period as may be required by applicable Law and prior to destruction of any record, Acorda shall give notice to Licensee, which shall have the right to request and retain such record.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

8. REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties.  Each Party warrants to the other Party that:

(a) as of the Effective Date, it is a corporation duly organized and in good standing under the Laws of the jurisdiction of its incorporation, and it has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement;

(b) as of the Effective Date, it has the full right, power and authority to enter into this Agreement and to grant the rights granted by it under this Agreement;

(c) as of the Effective Date, there are no existing or, to its knowledge, threatened actions, suits or claims pending with respect to the subject matter of this Agreement or its right to enter into and perform its obligations under this Agreement;

(d) as of the Effective Date, it has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(e) this Agreement has been duly executed and delivered on behalf of it, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof, subject to the general principles of equity and to bankruptcy, insolvency, moratorium and other similar Laws affecting the enforcement of creditors’ rights generally;

(f) as of the Effective Date, all necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by it in connection with the execution and delivery of this Agreement and the performance of its obligations under this Agreement have been obtained; and

(g) the execution and delivery of this Agreement and the performance of its obligations hereunder do not conflict with any of its contractual obligations (except that Acorda makes no representation or warranty with respect to its obligations pursuant to Acorda Third Party Agreements) and do not constitute a default under any of its contractual obligations.

8.2 Additional Representations and Warranties of Acorda.  In addition to the representations and warranties made by Acorda in the License Agreement, Acorda represents and warrants that Exhibit A identifies each of the Acorda Supply Agreements that is in full force and effect as of the Effective Date and Acorda has provided Licensee full and complete copies of each such Acorda Supply Agreement

8.3 Additional Covenants of Acorda.  Acorda agrees that during the Term:

(a) Acorda shall comply with and give all notices required by any applicable Law relating to Acorda’s performance of this Agreement;

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

(b) Acorda will use Commercially Reasonable Efforts to, within one hundred and eighty (180) days following the Effective Date, enter into an agreement with the Second Source (as defined in the Elan Supply Agreement) governing the supply of Product (the “Second Source Agreement”) to Acorda (including in the event that Elan no longer supplies Acorda under the Elan Supply Agreement) and Licensee shall have the right to review and comment on (but not approve) any such agreement before its execution;

(c) Upon Acorda’s execution of the Second Source Agreement, it shall provide Licensee with a true and complete copy of such agreement and, in accordance with Section 3.4, Exhibit A to this Agreement will be amended to include the Second Source Agreement as an Acorda Supply Agreement; and

(d) Acorda shall use Commercially Reasonable Efforts to fulfill its obligations under the Acorda Supply Agreements to the extent such obligations have not been delegated to Licensee and to the extent that failure to do so would materially adversely affect Licensee or its rights hereunder.

8.4 Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE LICENSE AGREEMENT, NEITHER PARTY, AND IN THE CASE OF ACORDA, ITS LICENSORS AND THIRD PARTY MANUFACTURERS, MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR VALIDITY OF PATENT CLAIMS.

8.5 Limitation of Damages.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE LICENSE AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA, LOSS OF REVENUE, OR LOSS OF USE DAMAGES, ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 8.5 IS INTENDED TO LIMIT OR RESTRICT THE CONFIDENTIALITY OR INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT OR THE LICENSE AGREEMENT.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

9. CONFIDENTIALITY

All information provided by one Party to the other Party in connection with this Agreement (including the Specifications, Documentations and Forecasts) is subject to the confidentiality and non-use obligations under Article 10 of the License Agreement, which are hereby incorporated into this Agreement by reference.

10.	TERM AND TERMINATION

10.1 Term.  This Agreement shall be in effect from the Effective Date and shall continue in effect until terminated pursuant to Section 10.2 (the “Term”).

10.2 Termination.  This Agreement may be terminated in accordance with the following sections:

(a) Breach.  If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) is in material breach of this Agreement (including any breach of a payment obligation), then the Non-Breaching Party may deliver notice of such breach to the Breaching Party.  If the Breaching Party fails to cure such breach within the sixty (60) day period (thirty (30) days in the event of a payment breach) after the Breaching Party’s receipt of such notice, the Non-Breaching Party may terminate this Agreement in its entirety upon written notice to the Breaching Party.

(b) Insolvency.  To the extent permitted under applicable Law, either Party may terminate this Agreement effective immediately upon written notice (i) if proceedings in voluntary or involuntary bankruptcy shall be initiated by, on behalf of or against the other Party (and, in the case of any such involuntary proceeding, not dismissed within one hundred twenty (120) days), or (ii) if the other Party is adjudicated bankrupt, files a petition under insolvency Laws, is dissolved or has a receiver appointed for substantially all of its property.

(c) Termination of License Agreement.  This Agreement shall automatically terminate upon the expiration or termination of the License Agreement.

10.3 Rights Upon Termination.

(a) In the event this Agreement is terminated pursuant to Section 10.2, (i) any and all outstanding undisputed payments due from Licensee for Product under Purchase Orders already delivered by Acorda in accordance with this Agreement shall become immediately due and payable and (ii) in accordance with Section 6.2, Licensee shall be responsible for paying the Transfer Price invoiced to Acorda by its Third Party manufacturers for any Product ordered under any Purchase Order delivered to Acorda as of the date of such termination.

(b) In the event this Agreement is terminated by Licensee pursuant to Section 10.2(a), upon Licensee’s request, Acorda will agree to waive the exclusivity requirement pursuant to Section 2.2 of the Elan Supply Agreement solely in order to permit Licensee to negotiate terms with Elan for the supply of Product to Licensee in the Territory; provided, that

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

nothing in this Section 10.3 shall impose any obligation on Elan to enter into negotiations with Licensee to supply Licensee Product.

10.4 Effect of Termination.  Termination of this Agreement for any reason is without prejudice to the Parties’ accrued rights and shall not be construed to release either Party of any obligation matured prior to the effective date of such termination.

10.5 Survival.  The following provisions shall survive the expiration or termination of this Agreement:  Articles 9, 11 and 12, and Sections 5.3(d), 5.4, 6.4, 6.5, 6.6, 8.4, 8.5, 10.3, 10.4 and 10.5.

11.	GOVERNING LAW

11.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding (a) any principle of conflict or choice of laws choice of laws that would cause the application of the Laws of any other jurisdiction; (b) the United Nations Convention on Contracts for the International Sale of Goods; (c) the 1974 Convention on the Limitation Period in the International Sale of Goods; and (d) the Protocol amending the 1974 Convention on the Limitation Period in the International Sale of Goods, done at Vienna, April 11, 1980.

11.2 Dispute Resolution.  With respect to any disputes between the Parties concerning this Agreement which are not resolved pursuant to Section 2.4 or as otherwise explicitly set forth in this Agreement or the License Agreement, each Party will be free to pursue all rights available to it under law or equity.

12.	MISCELLANEOUS

12.1 Notices.  Notices to Licensee shall be addressed to:

Biogen Idec International GmbH

Landis & Gyr Strasse 3

CH-6300 Zug, Switzerland

Attention: Francis Marsland, VP Chief International Counsel

Fax: +41 41 392 1718

With a copy to:

Biogen Idec, Inc.

14 Cambridge Center

Cambridge, MA 02142

Attention : General Counsel

Fax: 866-546-2758

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

Notices to Acorda shall be addressed to:

Acorda Therapeutics, Inc.
15 Skyline Drive
Hawthorne, New York 10532, USA
Attention:  Chief Executive Officer
Fax:           +1 914.347.4560

With a copy to:

Acorda Therapeutics, Inc.
15 Skyline Drive
Hawthorne, New York 10532, USA
Attention:  General Counsel
Fax:           +1 914.347.4560

Any Party may change its address by giving notice to the other Party in the manner provided in this Section 12.1.  Any notice required or provided for by the terms of this Agreement shall be in writing, in the English language, and shall be (a) sent by certified or registered mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight international courier service, (c) sent by facsimile transmission, or (d) delivered by hand.  The effective date of the notice shall be the actual date of receipt by the receiving Party.

12.2 Entire Agreement.  This Agreement, the License Agreement and the Elan Consent constitute the entire agreement among the Parties with respect to the subject matter herein and therein and supersede all previous agreements (including the Prior Confidentiality Agreement), whether written or oral, with respect to such subject matter.

12.3 Amendment and Waiver.  This Agreement may not be amended, nor any rights hereunder waived, except in a writing signed by the properly authorized representatives of each Party.

12.4 No Implied Waivers.  The waiver by a Party of a breach of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right that it has or may have hereunder operate as a waiver of any right by such Party.

12.5 Order of Precedence.  In the event of a conflict or inconsistency between any of the terms of this Agreement (including all attachments and exhibits) and the License Agreement, the Parties shall enter into good faith discussions regarding the intended interpretation of the terms underlying such inconsistency or conflict and, if such dispute cannot be resolved by the Parties within thirty (30) days, each Party shall have available to it all rights under Section 11.2.  Any amendments to these documents on which the Parties may agree to in accordance with the terms of each document shall take precedence over any conflicting terms in the prior release of each document.  Each Party shall promptly report to the other in writing any inconsistencies in these documents.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

12.6 Covenant of Further Assurances.  The Parties covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of the Parties shall execute and deliver any further legal instruments and perform such acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

12.7 Relationship.  The Parties shall be deemed independent contractors for all purposes hereunder.  This Agreement does not constitute a partnership, joint venture or agency between the Parties.  Neither Party is an agent of the other Party and has no authority to represent the other Party as to any matters.

12.8 Severability.  If, under applicable Law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (“Severed Clause”), the Parties mutually agree that this Agreement shall endure except for the Severed Clause.  The Parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such Severed Clause in light of the intent of this Agreement.

12.9 Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by a Party without the prior written consent of the other Party, except (a) each Party may assign this Agreement, in whole or in part, to an Affiliate of the assigning Party, only for so long as such assignee remains an Affiliate of the assigning Party; provided, that the assigning Party shall remain primarily liable for performance of its obligations hereunder, notwithstanding such assignment; and (b) each Party may assign this Agreement, in whole, to a Third Party that acquires, by merger, sale of assets or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates.  Notwithstanding the foregoing, in no event shall either Party assign this Agreement to any Third Party or an Affiliate unless such Party also assigns the License Agreement to such Third Party or Affiliate.  Any assignment not in accordance with the foregoing shall be void.  Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, all permitted successors and assigns.

12.10 Force Majeure. Neither Party will be deemed to have breached this Agreement for failure or delay in fulfilling or performing any provision of this Agreement when such failure or delay results from causes beyond the reasonable control of the affected Party, which may include embargoes, acts of war (whether declared or not), insurrections, riots, civil commotions, acts of terrorism, strikes, lockouts or other labor disturbances, supply failures of Acorda’s Third party manufacturers of Product, failure to act by Elan or its Affiliates, or acts of God.  The affected Party will notify the other Party of such force majeure circumstances as soon as the affected Party becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities) and will make every reasonable effort to mitigate the effects of such force majeure circumstances.  If a Party is so delayed and such failure or omission is not cured within ninety (90) days, the other Party may terminate this Agreement.

12.11 Export Compliance.  The Parties acknowledge that the exportation from the United States or any other country of materials, products and related technical data (and the re-export from elsewhere of items originating in a particular country) may be subject to compliance

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

with relevant export Laws, including Laws which restrict export, re-export and release of materials, products and their related technical data, and the direct products of such technical data.  The Parties agree to comply with all export Laws and to commit no act that, directly or indirectly, would violate any Law, or any other international treaty or agreement, relating to the export, re-export, or release of any materials, products or their related technical data to which the United States adheres or with which the United States complies.

12.12 Performance by Affiliates and Third Party Distributors.  To the extent that this Agreement imposes obligations on Affiliates of a Party and, in the case of Licensee, its Third Party Distributors, such Party agrees to cause such Party’s Affiliates, and, in the case of Licensee, its Third Party Distributors, to perform such obligations.

12.13 Counterparts and Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

[Remainder of Page Intentionally Left Blank]

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the Effective Date.

ACORDA THERAPEUTICS, INC.	BIOGEN IDEC INTERNATIONAL GMBH
By: /s/ Ron Cohen Name: Ron Cohen Title: Chief Executive Officer	By: /s/ Anders Lundstrom Name: Anders Lundstrom Title: SVP, Head of Int’l

[Signature Page to Supply Agreement]

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

Exhibit A

Acorda Supply Agreements

This Exhibit A contains a list of certain agreements in effect as of the Effective Date between Acorda and certain Third Parties, as amended from time to time in accordance with this Agreement, that place certain encumbrances and limitations on the rights granted to Licensee hereunder and impose certain obligations on Licensee.

•	Amended and Restated License Agreement between Elan Corporation plc and Acorda, dated September 26, 2003

•	Supply Agreement between Elan Pharma International Limited and Acorda, dated September 26, 2003

•	Technical Agreement between Elan Pharma International Limited and Acorda, dated December 19, 2005

•
Patheon Inc. Proposal No. ELN-FQ-0001-1002-RF, entitled “Fampridine Tablets (10mg, 20mg, 25mg) Technical Transfer Program Proposal for Commercial Registration for Acorda Therapeutics, dated February 26, 2003

•	Elan Consent

 FINAL

DATED – MAY 21, 2010

BIOGEN IDEC INTERNATIONAL GMBH

AND

ACORDA THERAPEUTICS, INC.

______________________________

ADDENDUM #1 TO THE COLLABORATION AND LICENSE AGREEMENT AND SUPPLY AGREEMENT BETWEEN ACORDA THERAPEUTICS, INC AND BIOGEN IDEC INTERNATIONAL GMBH
______________________________

CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.  SUCH OMITTED PORTIONS, WHICH ARE MARKED WITH BRACKETS [       ] AND AN ASTERISK*, HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.
FINAL

ADDENDUM #1 TO THE COLLABORATION AND LICENSE AGREEMENT
AND SUPPLY AGREEMENT

This Addendum #1 (the Addendum #1) is made as of the Effective Date between:

 Biogen Idec International GmbH a company incorporated in Switzerland, whose registered office is at Landis & Gyr Strasse, 6300 Zug, Switzerland

(Biogen Idec)

Acorda Therapeutics, Inc., a company incorporated in Delaware, whose registered office is at 15 Skyline Drive, Hawthorne, New York 10532, USA

 (Acorda)

(together the Parties and individually a Party)

RECITALS

Whereas Acorda and Biogen Idec have entered into a collaboration and license agreement dated June 30, 2009, for Fampridine Product in the Territory (the “License Agreement”).

Whereas the Parties have entered into an Agreement regarding supply of Fampridine Product to Biogen Idec in the Territory, dated June 30, 2009, (the “Supply Agreement”).

Whereas the Ampyra™ Product received Regulatory Approval in the USA.

Whereas the Fampridine Product has not received Regulatory Approval in the Territory.

Whereas Acorda and/or Biogen Idec may receive requests for Named Patient Supply of the Product in the Territory.

Whereas Biogen Idec and Acorda agree that Biogen Idec is responsible for such requests and Named Patient Supply.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties hereby agree as follows:

1.           DEFINITIONS

For purposes of this Addendum #1 the following terms shall have the following meanings:

Acorda Site means any distribution warehouse designated by Acorda in the USA for the shipment of Product to Biogen Idec.

2

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.
FINAL

Ampyra™ Product means the presentations of the pharmaceutical product Ampyra™ approved by the US Food and Drug Administration for sale in the USA by Acorda.

Changeover Date means thirty (30) days after the date the Fampridine Product is granted a Regulatory Approval in any country in the Territory.

Effective Date shall mean 21 May 2010.

Fampridine Product means each presentation of the pharmaceutical product of fampridine prolonged release tablets as approved by the relevant Regulatory Approval for sale in a country in the Territory.  “Fampridine Product” is referred to in the License Agreement as “Licensed Product” and in the Supply Agreement as “Product.”

Named Patient Supply means the controlled provision of the Product prior to Regulatory Approval in a given country in the Territory in response to a bona fide, unsolicited request in accordance with the specifications of an authorised health care professional and for use by an individual patient and in compliance with all applicable laws, directives and regulations. For the purposes of this Addendum #1, “Named Patient Supply” also includes the gratuitous provision of the Product to patients on a per patient basis (sometimes also referred to “compassionate use”) in accordance with the applicable laws, directives and regulations of the country in which the individual patient is prescribed the Product.

Product means the Ampyra™ Product and the Fampridine Product.

REMS means Risk Evaluation and Mitigation Strategies.

Unless the context otherwise requires, all other capitalised terms and expressions used in this Addendum #1 that are defined in the Supply Agreement and the License Agreement shall have the same meaning when used in this Addendum #1.

The Addendum #1 shall solely apply to the supply of Products as Named Patient Supply.

2.           RESPONSIBILITY OF BIOGEN IDEC

2.1           Biogen Idec shall be responsible for responding to and otherwise addressing all requests for Named Patient Supply in the Territory, including requests received by Acorda from physicians outside of the USA, which requests Acorda shall forward to Biogen Idec.  Biogen Idec shall under no circumstances solicit such requests for or promote the availability of Named Patient Supply.

2.2           Biogen Idec shall promptly designate qualified employees with medical and/or scientific training in its local or regional Medical Affairs Departments (“Designated Employees”) who will be responsible for reviewing all requests received by Biogen Idec (including requests referred to it by Acorda or Wholesaler) for Named Patient Supply.  Biogen Idec shall ensure that such requests are handled in accordance with all applicable laws, directives and regulations, including, but not limited to, all necessary licenses, consents and approvals from and for the physician, the third party international wholesaler designated by Biogen Idec (“Wholesaler”), and the patients.

3

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.
FINAL

2.3           Biogen Idec acknowledges that Elan has agreed to provide a maximum of [*****] bottles/units of 60 tablets of Product for Named Patient Supply from April 2010 through August 2011.  Should Biogen Idec wish to secure additional supplies of Product for Named Patient Supply in the Territory prior to August 2011 or provide Product for Named Patient Supply beyond August 2011, Biogen Idec shall consult with and obtain the written approval of Elan and Acorda, and the parties shall work together to execute a written agreement related thereto.  For the purposes of clarity, no Ampyra™ Product shall be made available to Biogen Idec after the Changeover Date.

2.4           Acorda shall make available to Biogen Idec for Named Patient Sales, only Ampyra™ Product that has been released by Acorda for sale in the US.

2.5           Subject to Section 2.3, Biogen Idec:

(a)           shall use Ampyra™ Product for Named Patient Supply in the Territory until the Changeover Date.

(b) shall use Fampridine Product for Named Patient Supply in the Territory after the Changeover Date.

For the purpose of clarity, Biogen Idec shall not be entitled to use Ampyra™ Product for Named Patient Supply in any country in the Territory after the Changeover Date.

2.6           Biogen Idec shall ensure that requests from physicians, third parties, the international wholesaler designated by Biogen Idec (“Wholesaler”), and patients are handled in accordance with all applicable laws, directives and regulations, including, but not limited to, all necessary licenses, consents and approvals.

2.7           Biogen Idec shall forward requests received from Acorda or received by Biogen Idec to the Wholesaler, unless Biogen Idec determines that Biogen Idec or its Affiliates or distributors will supply Fampridine Product instead of using the Wholesaler.  As of the Effective Date, the Wholesaler is Durbin plc (“Durbin”), which Biogen Idec in its sole discretion may add to, remove or change to any other international wholesaler qualified and licensed to distribute, and properly experienced in distributing, Named Patient Supply, upon prompt notice to Acorda.  Biogen Idec shall be responsible for all activities of and with the Wholesaler, including ensuring that the Wholesaler (and any importer outside the UK used by Wholesaler in the proposed country of Named Patient Supply) is properly qualified in those countries into which the Product is provided and coordination and contracting with the Wholesaler.  Biogen Idec agrees that Acorda shall have no liability as to or relationship with the Wholesaler, notwithstanding that Acorda or its agents may ship Product to the Wholesaler from time to time as requested by Biogen Idec.

2.8           Biogen Idec will purchase the Product from Acorda and until Biogen Idec determines that Biogen Idec or its Affiliates or distributors will supply Fampridine Product instead of using the Wholesaler, it will (a) sell it to the Wholesaler, who will sell the Product in the Territory in its own name and on its account, and (b) determine the selling price of the Product to the Wholesaler and the maximum selling price of the Product by the Wholesaler.

2.9           Biogen Idec or the Wholesaler, with prior written approval from Biogen Idec, shall arrange collection of the Product from the Acorda Site and delivery to the importer. Acorda shall deliver the Product ordered Incoterms 2000 EXW.  Title to and risk in the Product shall transfer to Biogen Idec upon collection from the Acorda Site, whether collected or arranged to be collected by Biogen Idec or by the Wholesaler with prior approval from Biogen Idec to release to such Wholesaler.

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.
FINAL

2.10           Biogen Idec shall require the Wholesaler to comply with all applicable laws, directives and regulations relating to the import and export of the Product into or out of each country for which Biogen Idec requests Product.  Biogen Idec is solely responsible for setting up processes to monitor the Wholesaler’s compliance with applicable laws, directives and regulations.

3.           ORDERS, FEES AND COSTS

3.1           Binding purchase orders shall be placed at least ten (10) working days prior to the proposed pick-up date at the Acorda Site.  Biogen Idec shall only order the amount of Ampyra™ Product reasonably needed to fulfill requests for Named Patient Supply, based on commercially reasonable estimates.  Biogen Idec shall not stockpile Ampyra™ Product beyond such amounts.

3.2           All Purchase Orders should be emailed to all of the following Acorda contacts:

Ann C. Schaefer
Manager-Supply Chain
Phone: 914-347-4300 x168
aschaefer@acorda.com

Rohini D’Souza
Associate Director, Technical Operations
Phone: 914-347-4300 x171
rdsouza@acorda.com

Bill Dollard
Sr. Director, Technical Operations
Phone: 914-347-4300 x111
bdollard@acorda.com

Jennifer Burstein
Acorda Therapeutics, Inc.
15 Skyline Drive
Hawthorne, NY 10532
Phone: 914-347-4300
jburstein@acorda.com

3.3           Invoice Price.  The Product will be supplied to Biogen Idec at [*****] percent of Biogen’s [*****], which, notwithstanding Section 2.8 above or any changes made pursuant thereto, is agreed upon by the Parties to be [*****] per bottle/unit (the “Invoice Price).”  Any necessary reconciliation to actual price will be made pursuant to section 3.4 of this Agreement.

3.4           Reconciliation of the final amount payable by Biogen Idec for each unit of Product provided pursuant to this Agreement shall be made in accordance with the reporting process provided in Section 8.5 of the License Agreement as follows:

(a)           For Product provided as Named Patient Supply at no cost and for which Biogen Idec does not apply for and does not intend to apply for reimbursement by a government or private payor or for which such reimbursement has been finally rejected, the Invoice Price will be reconciled to Manufacturing Costs plus [*****], which reconciliation shall be made by calculating the difference, per bottle/unit as X – Y

5

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.
FINAL

   where “X” is the Invoice Price and “Y” is the Manufacturing Cost plus [*****].  Any credit owed shall be credited to the account of the party owed, or, as the case may be, made in accordance with Section 8.5 of the License Agreement.  Acorda and Biogen Idec acknowledge and agree that reconciliation  under this Section 3.4(a) is based on the categorization of the Product as samples under Section 9.2 of the Supply Agreement between Acorda and Elan Corporation, PLC dated September 2003, as agreed upon by Elan and is subject to the limit set forth in Section 2.3 herein.  In the event that Elan determines that any Product is not to be treated as a sample under Section 9.2, the Product shall be treated as a sale, and Biogen Idec agrees to pay for such Product as set forth under Section 3.4(b) of this Agreement, including payment of royalties, in the amount and within the timeframe specified in Section 3.5 of this Agreement. In the event Elan objects to the categorization of the Product as a sample after Acorda has provided a credit to Biogen Idec under this Section 3.4(a), Biogen Idec shall promptly reimburse Acorda for the amount of such credit.

(b)           For Product provided as Named Patient Supply sold at any cost or for which reimbursement is obtained, the applicable selling price, milestone payments and royalties shall be calculated as set forth in the License Agreement with respect to commercial sales of Product, and payment shall be made to Acorda in accordance with Section 8.5 of the License Agreement.

(c)           For Product provided as Named Patient Supply at no cost and for which Biogen Idec intends to apply for or is awaiting a decision regarding reimbursement, the quantity of such affected Product shall be identified on the applicable monthly sales report to Acorda and no reconciliation as described in section 3.4(a), above, shall take place unless and until Biogen Idec receives a written decision on reimbursement, at which time the Invoice Price of the affected Product shall be reconciled based on the reimbursement determination, in accordance with Section 3.4(a) or Section 3.4(b) herein, as applicable.

3.5           Payment by Biogen Idec of the Invoice Price for all units of Product supplied by Acorda pursuant to this Addendum #1 shall be made within forty five (45) days from the date of receipt of Acorda’s relevant invoice by transfer in US Dollars pursuant to Article 6.4 of the Supply Agreement.  With the exception of Product provided as Named Patient Supply under Section 3.4(c), reconciliation and payment of the Transfer Price as well as payment of the applicable royalties shall be made in accordance with Sections 8.3 and 8.5 of the License Agreement.

3.6           If a dispute arises as to the selling price, milestone and/or royalty obligations due for a Product, Biogen Idec shall promptly pay such price, milestone and/or royalty amounts in full notwithstanding the dispute, and resolve such dispute pursuant to the dispute resolution provisions in Article 3.5 of the License Agreement.

4.           MEDICAL EDUCATION, TRAINING, PHARMACOVIGILANCE and ADVERSE EVENT REPORTING

4.1           Biogen Idec will ensure that all Biogen Idec Designated Employees and all personnel of Wholesaler that are responsible for the provision of medical information to prescribers of the Product are fully trained on risks, benefits and appropriate usage of the Product and regarding all applicable legal and regulatory requirements relating to Named Patient Supply, and that only such Designated Employees and personnel shall provide Product and safety information to such prescribers, at all times in accordance with Acorda’s REMS and with applicable laws, directives and regulations in relation to Named Patient Supply

6

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.
FINAL

communications in the Territory.   Biogen Idec’s Designated Employees shall also be responsible for provision of medical information, training on risk, benefits and appropriate usage of the Fampridine Product when patients are switched from Ampyra™ Product to the Fampridine Product.

4.2           Biogen Idec shall ensure that, in compliance with all applicable laws, directives and regulations, with respect to the Product within the scope of this Addendum #1, the importer(s), prescribers and patients to whom Product is supplied on a Named Patient Supply basis are provided with and educated regarding all medical, scientific and other information necessary for them to fully understand the risks, benefits and proper usage of the Product, including, but not limited to, the FDA-approved Ampyra Prescribing Information (including Medication Guide) as may be amended or updated from time to time and information equivalent to that contained in the Dear Prescriber letters distributed under the Ampyra REMS.  Biogen shall ensure that, unless in the reasonable opinion of Biogen Idec based on accepted pharmaceutical industry and medical practice in a country, English is the well-accepted language of communication in the industry, profession and with patients, all such communications are translated by a certified translation service into the official language of any country into which the Product is provided.  Biogen Idec also shall ensure that Designated Employees meet (in person or, if that is not feasible, by telephone) with each physician requesting the Product prior to its being supplied to such physician or to the patient that is the subject of the request for Named Patient Supply.

4.3           Biogen Idec will set up appropriate processes and procedures for adverse event reporting for use of the Product and provide all such information to Acorda, as agreed upon in the Safety Data Exchange Agreement between the Parties effective January 1, 2010.

5.           TERM AND TERMINATION

In addition to the termination provisions contained in the License Agreement and the Supply Agreement, this Addendum #1 shall become effective on the Effective Date and shall continue until the earlier of:

5.1           thirty (30) days after the date the Fampridine Product receives Regulatory Approval in any jurisdiction in the Territory; and

5.2           subject to Section 5.1, until Product volumes for Named Patient Supply either (i) reach the maximum volume amount agreed by Elan for Named Patient Supply set forth in Section 2.3 (whether Amprya™ Product or Fampridine Product) or (ii) after August 2011, unless a written agreement extending such date or increasing such amount is entered into by the Parties and Elan.

6.	LIABILITY, INDEMNIFICATION

THE INDEMNIFICATION OBLIGATIONS OF ACORDA UNDER SECTION 11.2 OF THE LICENSE AGREEMENT DO NOT APPLY WITH RESPECT TO THE SUBJECT MATTER OF (INCLUDING PRODUCT SUPPLIED UNDER) THIS ADDENDUM #1.  THE PRODUCT IS BEING PROVIDED TO BIOGEN IDEC “AS-IS” WITH NO REPRESENTATIONS OR WARRANTIES OF ANY KIND.  ACORDA ASSUMES NO LIABILITY FOR ANY SPECIAL, DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES ARISING OUT OF OR RELATING TO THIS

7

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.
FINAL

ADDENDUM #1, WHETHER BASED ON CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE. BIOGEN IDEC AGREES THAT IT IS SOLELY RESPONSIBLE FOR ALL ACTIVITIES ARISING OUT OF AND RELATING TO THIS ADDENDUM #1 AND/OR TO NAMED PATIENT SUPPLY IN THE TERRITORY.

7.           MISCELLANEOUS

Except to the extent expressly modified in this Addendum #1, the provisions of the License and Supply Agreements shall apply to Named Patient Supply made pursuant to this Addendum #1.

IN WITNESS WHEREOF, the authorised signatories of the Parties have executed this Addendum #1 as of the Effective Date.

BIOGEN IDEC INTERNATIONAL GMBH

/s/ A R Keating
Name:A R Keating
Title:  MP Int Quality
Date:  25 May 2010

BIOGEN IDEC INTERNATIONAL GMBH

/s/ Francis Marsland
Name:  Francis Marsland
Title:  Authorised Signatory
Date:  27 May 2010

ACORDA THERAPEUTICS, INC.

/s/ David Lawrence
Name: David Lawrence
Title:  Chief Financial Officer
Date:  May 21, 2010

8

DATED AS OF – MAY 16, 2011 (the “Effective Date”)

BIOGEN IDEC INTERNATIONAL GMBH

AND

ACORDA THERAPEUTICS, INC.

______________________________

AMENDMENT #1 TO ADDENDUM #1 TO THE COLLABORATION AND LICENSE AGREEMENT AND SUPPLY AGREEMENT BETWEEN ACORDA THERAPEUTICS, INC AND BIOGEN IDEC INTERNATIONAL GMBH
______________________________

AMENDMENT #1 TO ADDENDUM #1 TO THE
COLLABORATION AND LICENSE AGREEMENT
AND SUPPLY AGREEMENT

This Amendment #1 to Addendum #1 to the Collaboration and License and Supply Agreement (Amendment #1 to Addendum #1) is made as of the Effective Date between:

 Biogen Idec International GmbH a company incorporated in Switzerland, whose registered office is at Landis & Gyr Strasse, 6300 Zug, Switzerland

(Biogen Idec)

Acorda Therapeutics, Inc., a company incorporated in Delaware, whose registered office is at 15 Skyline Drive, Hawthorne, New York 10532, USA

 (Acorda)

(together the Parties and individually a Party)

RECITALS

Whereas Acorda and Biogen Idec have entered into a collaboration and license agreement dated June 30, 2009, as amended for Fampridine Product in the Territory (the “License Agreement”).

Whereas the Parties have entered into an Agreement regarding supply of Fampridine Product to Biogen Idec in the Territory, dated June 30, 2009, (the “Supply Agreement”).

Whereas the Ampyra® Product received Regulatory Approval in the USA.

Whereas the Fampridine Product has not received Regulatory Approval in the Territory.

Whereas Acorda and/or Biogen Idec receives requests for Named Patient Supply of the Product in the Territory.

Whereas Biogen Idec and Acorda agree that Biogen Idec is responsible for such requests and Named Patient Supply and entered into Addendum #1 to the Collaboration and License Agreement and Supply Agreement with Acorda dated and effective May 21, 2010, (Addendum#1) related thereto; and

Whereas, Biogen Idec and Acorda now wish to execute this Amendment #1 to   Addendum #1 as of the Effective Date to provide for the possible implications to Named Patient Supply related to the timing of the receipt of Regulatory Approval in the Territory.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties hereby agree as follows:

2

AGREEMENT

1.   The definition of “Changeover Date” in Section 1 is deleted and replaced with language that reads as follows:

“Changeover Date means ninety (90) days after the date the Fampridine Product is granted a Regulatory Approval in any country in the Territory.”

2.  The last sentence of Section 2.3 is deleted and replaced with a new sentence that reads as follows:

“For the purposes of clarity, no Product for Named Patient Supply shall be made available to Biogen Idec after August 2011, unless agreed upon by Biogen Idec, Acorda and Elan and set forth in a written amendment to this Addendum #1. “

3.  Section 5.1 and Section 5.2 are hereby deleted and replaced with a new Section 5.1 and Section 5.2 that reads as follows:

“5.1           ninety (90) days after the date the Fampridine Product receives Regulatory Approval in any jurisdiction in the Territory; and

5.2           subject to Section 5.1, until Product volumes for Named Patient Supply either (i) reach the maximum volume amount agreed by Elan for Named Patient Supply set forth in Section 2.3 (whether Amprya® Product or Fampridine Product) or (ii) after August 2011, unless a written agreement extending such date or increasing such amount is entered into by the Parties and Elan.”

4.  Except as expressly modified by this Amendment #1, all terms and conditions of Addendum #1 remain in full force and effect.

(Signature page follows)

3

IN WITNESS WHEREOF, the authorised signatories of the Parties have executed this Amendment #1 to Addendum #1 as of the Effective Date.

BIOGEN IDEC INTERNATIONAL GMBH

/s/ Ann M. Nunes
Name:  Ann M. Nunes
Title:  Sr. Director, Global Commercial Drug Supply
Date:  24 May 2011

BIOGEN IDEC INTERNATIONAL GMBH

/s/ Thomas Lackner
Name: Thomas Lackner
Title:  VP Int’l Commercial
Date:  May 23, 2011

ACORDA THERAPEUTICS, INC.

/s/ David Lawrence
Name: David Lawrence
Title:  Chief Financial Officer
Date:  5-16-11

4

CONFIDENTIAL

EFFECTIVE DATE – August 28, 2010

BIOGEN IDEC INTERNATIONAL GMBH

AND

ACORDA THERAPEUTICS, INC.

______________________________

ADDENDUM #2 TO THE SUPPLY AGREEMENT BETWEEN ACORDA THERAPEUTICS, INC AND BIOGEN IDEC INTERNATIONAL GMBH DATED JUNE 30, 2009, AS AMENDED
______________________________

CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.  SUCH OMITTED PORTIONS, WHICH ARE MARKED WITH BRACKETS [       ] AND AN ASTERISK*, HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

CONFIDENTIAL

ADDENDUM #2 TO THE SUPPLY AGREEMENT

This Addendum #2 (the Addendum #2) is made as of the Effective Date between:

 Biogen Idec International GmbH a company incorporated in Switzerland, whose registered office is at Landis & Gyr Strasse, 6300 Zug, Switzerland, (Biogen Idec)

Acorda Therapeutics, Inc., a company incorporated in Delaware, whose registered office is at 15 Skyline Drive, Hawthorne, NY 10532, USA, (Acorda)

(together the Parties and individually a Party)

RECITALS

Whereas, the Parties entered into a Collaboration and License Agreement dated June 30, 2009, as amended, for Product in the Territory (the “License Agreement”).

Whereas, the Parties entered into an Agreement regarding supply of Product to Biogen Idec in the Territory, dated June 30, 2009, as amended, (the “Supply Agreement”);

Whereas, the Supply Agreement has certain provisions related to Launch Stock and Safety Stock for Product; and

Whereas, Biogen Idec has requested an amendment to the Supply Agreement and related to requirements for Launch Stock and Safety Stock for Product in order to adhere to country standards and requirements, and Acorda desires to grant such amendment, in accordance with the terms and conditions of this Amendment #2.

AGREEMENT

In consideration of the premises and mutual covenants herein contained, the Parties hereby agree as follows:

1.  Definitions.  Unless the context otherwise requires, all other capitalised terms and expressions used in this Addendum #2 that are defined in the Supply Agreement and the License Agreement shall have the same meaning when used in this Addendum #2.

2.      Section 4.4 Launch Stock of the Supply Agreement is hereby deleted and replaced with a new Section 4.4 that reads as follows:

“Launch Stocks.”  At least [*****] prior to an anticipated Regulatory Approval in a Major Market Country, the Parties shall discuss and agree upon the manufacture and purchase of specific quantities of Launch Stocks for the launch of Product in the applicable Major Market Country. Launch Stocks shall be ordered not later than [*****] from receipt of an approval letter form a Regulatory Authority in respect of a NDA in each such Major Market Country.”

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

CONFIDENTIAL

3.        Section 4.8 Safety Stock of the Supply Agreement is hereby deleted and replaced with a new Section 4.8 that reads as follows:

“Safety Stock.”

(a) Major Market Countries.  Licensee shall maintain, prior to Regulatory Approval of Product in the Field in Major Market Countries and until [*****] after such Regulatory Approval of Product in the Field in Major Market Countries, safety stock of [*****] supply of Product, measured, as of any date, based on Licensee’s Forecast. Licensee shall maintain [*****] of safety stock in Major Market Countries beginning [*****] after Regulatory Approval and throughout the Term measured, as of any date, by Licensee’s Forecast.    All safety stock shall be maintained at Licensee’s own risk and expense.

(b) Other Countries.  In other countries in the Territory (for the purposes of clarity, except the Major Market Countries), Licensee shall maintain, prior to Regulatory Approval of Product in the Field in such other country in the Territory and throughout the Term after such Regulatory Approval in such other country in the Territory, safety stock of [*****] supply of Product, measured, as of any date, based on Licensee’s Forecast.  All safety stock shall be maintained at Licensee’s own risk and expense.

(c)  Country Requirements.  In the event that the safety stock requirements above do not adhere to the legal or regulatory requirements in any country in the Territory, Licensee shall provide Acorda with a listing of such country requirements and Acorda and Licensee, through the JMC, will work together in good faith to agree on an appropriate adjustment to the safety stock levels.  If the JMC fails to reach unanimous agreement on the matter for a period in excess of [*****], the matter shall be referred to the JSC in accordance with Section 2.4 of the Supply Agreement.

(d) In the event that Licensee depletes its supply of Product in any country due to maintaining low levels of safety stock, Acorda will not adjust its orders for Product in the Acorda Territory to accommodate Licensee’s needs.

4.  Except to the extent expressly modified in this Amendment #2, the terms and conditions of the Agreement shall remain in full force and effect.

[Signature page follows]

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [ ] and an asterisk*, have been separately filed with the Securities and Exchange Commission.

CONFIDENTIAL

The authorised signatories of the Parties have executed this Addendum #2 as of the Effective Date.

BIOGEN IDEC INTERNATIONAL GMBH By: /s/Anne M. Nunez_______________________ Name: Anne M. Nunez Title: Director, European Operations	ACORDA THERAPEUTICS, INC. By: /s/ Ron Cohen___________________ Ron Cohen President and Chief Executive Officer

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